Exhibit 1.1

XPO LOGISTICS, INC.

COMMON STOCK, PAR VALUE $0.001 PER SHARE

UNDERWRITING AGREEMENT

July 19, 2017

Morgan Stanley & Co. LLC

J.P. Morgan Securities LLC

c/o Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

c/o J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Ladies and Gentlemen:

XPO Logistics, Inc., a Delaware corporation (the “Company”), proposes to issue and sell to the several underwriters named in Schedule II hereto (the “Underwriters”), for whom you are acting as representatives (the “Managers”), the number of shares of its common stock, par value $0.001 per share, set forth in Schedule I hereto (the “Firm Primary Shares”). The Company also proposes to issue and sell to the several Underwriters, not more than the number of additional shares of its common stock, par value $0.001 per share set forth opposite “Option Shares” in Schedule I hereto (the “Option Shares”) if and to the extent that you, as Managers of the offering, shall have determined to exercise, on behalf of the Underwriters, the right to purchase such shares of Common Stock granted to the Underwriters in Section 2 hereof. If only one firm is listed in Schedule I hereto as a Manager, then the term “Managers” as used herein shall be deemed to refer to such firm. If the firm or firms listed in Schedule II hereto include only the Manager(s) listed in Schedule I hereto, then the terms “Underwriters” and “Managers” as used herein shall each be deemed to refer to such firm or firms.

This Agreement also relates to the sale (the “Forward Sale”) by the Forward Counterparties (as defined herein) of an aggregate of 6,000,000 shares of Common Stock (the “Forward Shares”) by the Forward Counterparties to the several Underwriters. In connection with the Forward Sale, each of Morgan Stanley & Co. LLC (“Morgan Stanley”) and JPMorgan Chase Bank, National Association, London Branch (“J.P. Morgan”), in its capacity as a party to a Forward Sale Agreement (as defined herein) (Morgan Stanley and J.P. Morgan, together, the “Forward Counterparties”) has entered into a letter agreement, dated July 19, 2017 (collectively, the “Forward Sale Agreements”), with the Company, pursuant to which the Company has agreed to sell, and each Forward Counterparty has agreed to purchase the number of shares of Common Stock set forth opposite such Forward Counterparty’s name under “Number of Forward Shares” in Schedule II, subject to the terms and conditions of the Forward Sale Agreements, including the Company’s right to elect Cash Settlement or Net Share Settlement (each as defined in the Forward Sale Agreements).

The Firm Primary Shares, the Forward Shares and any Company Top-Up Initial Shares (as defined in Section 11(a)) are hereinafter collectively referred to as the “Firm Shares.” The Firm Primary Shares, the Additional Company Shares and the Company Top-Up Initial Shares, are collectively hereinafter referred to as the “Primary Shares.” The Firm Shares and the Option Shares are hereinafter collectively referred to as the “Shares.” This Agreement and the Forward Sale Agreements are hereinafter collectively referred to as the “Transaction Documents.”

The Company has filed with the Securities and Exchange Commission (the “Commission”) an automatic shelf registration statement, including a prospectus (the file number of which is set forth in Schedule I hereto) on Form S-3 relating to the securities (the “Shelf Securities”), including the Shares to be issued from time to time by the Company. The registration statement as amended to the date of this Agreement, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A or Rule 430B under the Securities Act of 1933, as amended (the “Securities Act”), is hereinafter referred to as the “Registration Statement”, and the related prospectus covering the Shelf Securities dated July 17, 2017 in the form first used to confirm sales of the Shares (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Basic Prospectus.” The Basic Prospectus, as supplemented by the prospectus supplement specifically relating to the Shares in the form first used to confirm sales of the Shares (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Prospectus,” and the term “preliminary prospectus” means any preliminary form of the Prospectus.

For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act, “Time of Sale Prospectus” means the documents and pricing information set forth opposite the caption “Time of Sale Prospectus” in Schedule I hereto, and “broadly available road show” means a “bona fide electronic road show” as defined in Rule 433(h)(5) under the Securities Act that has been made available without restriction to any person. As used herein, the terms “Registration Statement,” “Basic Prospectus,” “preliminary prospectus,” “Time of Sale Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein. The terms “supplement,” “amendment,” and “amend” as used herein with respect to the Registration Statement, the Basic Prospectus, the Time of Sale Prospectus, any preliminary prospectus or the Prospectus shall include all documents subsequently filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.

1.	Representations and Warranties.

A. Representations and Warranties of the Company. The Company represents and warrants to and agrees with each of the Underwriters and each Forward Counterparty that:

(a) The Registration Statement has become effective; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or, to the knowledge of the Company, threatened by the Commission. The Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) eligible to use the Registration Statement as an automatic shelf registration statement and the Company has not received notice that the Commission objects to the use of the Registration Statement as an automatic shelf registration statement.

(b) (i) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Time of Sale Prospectus or the Prospectus complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder, (ii) each part of the Registration Statement, when such part became effective, did not contain, and each such part, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) the Registration Statement as of the date hereof does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iv) the Registration Statement and the Prospectus comply, and as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder, (v) the Time of Sale Prospectus does not, and at the time of each sale of the Shares in connection with the offering when the Prospectus is not yet available to prospective purchasers and at the Closing Date (as defined in Section 4), the Time of Sale Prospectus, as then amended or supplemented by the Company, if applicable, will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (vi) each broadly available road show, if any, when considered together with the Time of Sale Prospectus, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (vii) the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Registration Statement, the Time of Sale Prospectus or the Prospectus based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Managers expressly for use therein it being understood and agreed that the only such information is that as described in Section 8(b) hereof.

(c) The Company is not an “ineligible issuer” in connection with the offering pursuant to Rules 164, 405 and 433 under the Securities Act. Any free writing prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or that was prepared by or on behalf of or used or referred to by the Company complies or will comply in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Except for the free writing prospectuses, if any, identified in Schedule I hereto forming part of the Time of Sale Prospectus, and electronic road shows, if any, each furnished to you before first use, the Company has not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to, any free writing prospectus.

(d) The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Time of Sale Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

(e) Each “significant subsidiary” (within the meaning of Article 1-02 of Regulation S-X) of the Company has been duly incorporated or formed, is validly existing as a corporation or limited liability company in good standing under the laws of the jurisdiction of its incorporation or formation, has the corporate or limited liability company power and authority to own its property and to conduct its business as described in the Time of Sale Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect; except as would not have a Material Adverse Effect, and except for Menlo Worldwide Forwarding Malaysia Sdn. Bhd., XPO Logistics Europe S.A. and its direct and indirect subsidiaries, OWL Ocean World Lines Deutschland GmbH and XPO Ocean World Lines Berlin GmbH & Co. KG, all of the issued shares of capital stock or other ownership interests of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly by the Company, free and clear of all liens, encumbrances, equities or claims;

(f) This Agreement has been duly authorized, executed and delivered by the Company.

(g) The authorized capital stock of the Company conforms as to legal matters to the description thereof contained in each of the Time of Sale Prospectus and the Prospectus.

(h) The shares of Common Stock outstanding prior to the issuance of the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

(i) The Primary Shares have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and the issuance of such Shares will not be subject to any preemptive or similar rights. A number of shares of Common Stock equal to sum of the Share Caps (as such term is defined in the Forward Sale Agreements), have been duly authorized and reserved for issuance under the Forward Sale Agreements and, when any such Common Stock is issued and delivered by the Company to the applicable Forward Counterparty pursuant to the applicable Forward Sale Agreement against payment of any consideration required to be paid by the Forward Counterparty pursuant to the terms of the applicable Forward Sale Agreement such Common Stock will be validly issued, fully paid and non-assessable, and the issuance thereof is not subject to any preemptive or similar rights.

(j) The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Transaction Documents will not contravene any provision of (i) applicable law, (ii) the certificate of incorporation or by-laws of the Company, (iii) any agreement or other instrument binding upon the Company or any of its subsidiaries or, to the knowledge of the Company or any of its subsidiaries, that is material to the Company and its subsidiaries, taken as a whole, or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary or, to the knowledge of the Company or any of its subsidiaries, except in the case of clauses (i), (iii) and (iv), which contravention would not have a Material Adverse Effect.

(k) No consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the execution, delivery or performance by the Company of its obligations under the Transaction Documents, except for (i) such as have been obtained or made prior to the Closing Date, (ii) such as may be required by the securities or Blue Sky laws of the various states in connection with the purchase and resale of the Shares by the Underwriters, or (iii) such as for which the failure to obtain or make would not have a Material Adverse Effect or a material adverse effect on the power or ability of the Company to perform its obligations under the Transaction Documents, or to consummate the transactions contemplated by the Time of Sale Prospectus and the Prospectus.

(l) There has not occurred any material adverse change in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus and the Final Prospectus.

(m) There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject, (i) other than proceedings accurately described in all material respects in the Time of Sale Prospectus and proceedings that would not have a Material Adverse Effect, or a material adverse effect on the power or ability of the Company to perform its obligations under the Transaction Documents or to consummate the transactions contemplated by the Time of Sale Prospectus and the Prospectus, or (ii) that are required to be described in the Registration Statement or the Prospectus and are not so described;

and there are no statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement that are not described or filed as required.

(n) Each preliminary prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the Securities Act, complied when so filed in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder.

(o) The Company is not, and after giving effect to (i) the offering and sale of the Primary Shares and the application of the proceeds thereof and (ii) the issuance, sale and delivery of Common Stock upon settlement of each Forward Sale Agreement and the application of the proceeds thereof, if any, upon such settlement, in each case as described in the Time of Sale Prospectus will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(p) The Company and its subsidiaries, (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a Material Adverse Effect. There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a Material Adverse Effect.

(q) The statements set forth in the Time of Sale Information and the Prospectus insofar as they purport to constitute summaries of the provisions of the documents (including the Transaction Documents) described therein are accurate in all material respects.

(r) [Intentionally omitted.]

(s) There are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company or to require the Company to include such securities with the Shares registered pursuant to the Registration Statement, except for the Registration Rights Agreement, dated as of September 2, 2011, by and among Jacobs Private Equity, LLC, the other investors party thereto, and the Company, which rights thereunder have been validly complied with or waived, as the case may be.

(t) The Company maintains disclosure controls and procedures (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company and its subsidiaries is made known to the chief executive officer and chief financial officer of the Company by others within the Company or any of its subsidiaries to the extent required by such Rules, and such disclosure controls and procedures will be reasonably effective to perform the functions for which they were established subject to the limitations of any such control system.

(u) No “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the Exchange Act has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the Company’s retaining any rating assigned to the Company or any securities of the Company or any or (ii) has indicated to the Company that it is considering any of the actions described in Section 7(b)(ii) hereof.

(v) None of the Company or any of its subsidiaries or affiliates or any director, officer or employee thereof, or, to the knowledge of the Company, any agent or representative of the Company or of any of its subsidiaries or affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Company and its subsidiaries and affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(w) The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act of 1970, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(x) (i) None of the Company or any of its subsidiaries or any director, officer or employee thereof, or, to the knowledge of the Company, any agent, affiliate or representative of the Company or any of its subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:

(A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or

(B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria or in any other country or territory, that, at the time of such funding, is the subject of Sanctions).

(ii) The Company will not, directly or indirectly, use the proceeds of the offering or any proceeds received by it upon settlement of any Forward Sale Agreement or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(A) to, fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions, except to the extent permitted for a Person required to comply with Sanctions; or

(B) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(iii) Except as disclosed by the Company to the Managers prior to the date hereof, which information is disclosed in the Time of Sale Prospectus, for the past 5 years, the Company and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(y) The Company and each of its subsidiaries, have filed all federal, state, local and foreign tax returns required to be filed through the date of this Agreement or have requested extensions of the filing deadlines therefor and have paid all taxes required to be paid thereon (except where the failure to file or pay would not, individually or in the aggregate, have a Material Adverse Effect, or, except as currently being contested in good faith and for which reserves required by U.S. GAAP have been created in the financial statements of the Company), and no tax deficiency has been determined adversely to the Company or any of its subsidiaries which has (nor does the Company or any of its subsidiaries have any notice or knowledge of any tax deficiency which would reasonably be expected to be determined adversely to the Company or its subsidiaries and which would reasonably be expected to have) a Material Adverse Effect.

(z) The financial statements (including the related notes thereto) of the Company and its consolidated subsidiaries, Con-way Inc. and its consolidated subsidiaries, and Norbert Dentressangle S.A. and its consolidated subsidiaries, incorporated by reference in the Time of Sale Prospectus and the Prospectus each comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and present fairly the financial position of the Company and its consolidated subsidiaries, Con-way Inc. and its consolidated subsidiaries, and Norbert Dentressangle S.A. and its consolidated subsidiaries, respectively, as of the dates indicated and the results of its operations and the changes in its cash flows for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”) or the International Reporting Financial Standards as adopted by the International Accounting Standards Board (“IFRS”), as the case may be, applied on a consistent basis throughout the periods covered thereby; the other financial information included or incorporated by reference in the Time of Sale Prospectus and the Prospectus has been derived from the accounting records of the Company, Con-way Inc. and Norbert Dentressangle S.A., respectively, and presents fairly the information shown thereby.

(aa) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) any interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and is prepared in accordance with the Rules and Regulations applicable thereto. Since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(bb) KPMG LLP, who have certified certain financial statements of the Company and its subsidiaries is an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act.

(cc) The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(dd) Each Forward Sale Agreement has been duly authorized, executed and delivered by or on behalf of the Company and, assuming the due authorization, execution and delivery of each Forward Sale Agreement by the applicable Forward Counterparty, constitutes, in the case of each Forward Sale Agreement a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability.

B. Representations and Warranties of each Forward Counterparty. Each Forward Counterparty severally represents and warrants to, and agrees with, each Underwriter that:

(a) This Agreement has been duly authorized, executed and delivered by such Forward Counterparty and constitutes a valid and binding agreement of such Forward Counterparty, enforceable against such Forward Counterparty in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability, and, at the Closing Date and at each Option Closing Date (if any), such Forward Counterparty will have full right, power and authority to sell, transfer and deliver the Forward Shares, to the extent that it is required to transfer such Forward Shares hereunder.

(b) The Forward Sale Agreement entered into by such Forward Counterparty has been duly authorized, executed and delivered by or on behalf of such Forward Counterparty and, constitutes, in the case of such Forward Sale Agreement, a valid and binding agreement of such Forward Counterparty, enforceable against such Forward Counterparty in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability.

(c) Such Forward Counterparty at the Closing Date, will have the free and unqualified right to transfer the number of Forward Shares that it is required to deliver to the extent that it is required to transfer such Forward Shares hereunder, free and clear of any security interest, mortgage, pledge, lien, encumbrance, restriction on voting or transfer or any other claim of any third party; and upon delivery of such Forward Shares and payment of the purchase price therefor, as herein contemplated, assuming each of the Underwriters has no notice of any adverse claim, each of the Underwriters will have the free and unqualified right to transfer any such Forward Shares purchased by it from such Forward Counterparty, free and clear of any security interest, mortgage, pledge, lien, encumbrance, restriction on voting or transfer or any other claim of any third party.

2. Agreements to Transfer, Sell and Purchase. (a) Firm Primary Shares. The Company hereby agrees to sell to the several Underwriters, and each Underwriter, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company the respective numbers of Firm Primary Shares set forth in Schedule II hereto opposite its name at the purchase price set forth in Schedule I hereto (the “Purchase Price”).

(b) Forward Shares. Each Forward Counterparty (with respect to such Forward Counterparty’s Forward Shares) and the Company (with respect to any Company Top-Up Initial Shares), severally and not jointly, agree to sell to the Underwriters, and each Underwriter agrees, severally and not jointly, to purchase from each of the Forward Counterparties (with respect to such Forward Counterparty’s Forward Shares) and the Company (with respect to any Company Top-Up Initial Shares) that number of Forward Shares set forth in Schedule II opposite the name of such Underwriter.

(c) Option Shares. On the basis of the representations, warranties and agreements set forth herein and on the terms and subject to the conditions set forth herein, the Company agrees to sell to the Underwriters the Option Shares and the Underwriters shall have the right to purchase, pursuant to clause (i) or clause (ii) below, as applicable, severally and not jointly, up to the number of Option Shares set forth in Schedule I hereto at the Purchase Price less an amount per share equal to any dividends or distributions declared by the Company and payable on the Firm Shares but not payable on the Option Shares (the “Option Purchase Price”). The Underwriters may exercise the option to purchase Option Shares at any time in whole, or from time to time in part, by giving written notice to the Company not later than 30 days after, the date of the Prospectus. Any such exercise notice shall specify the number of Option Shares to be purchased by the Underwriters and the date on which such shares are to be purchased. Each purchase date must be at least one business day after the written notice is sent to the Company and may not be earlier than the closing date for the Firm Shares nor later than ten business days after the date of such exercise notice. Option Shares may be purchased as provided in Section 4 hereof solely for the purpose of covering sales of shares in excess of the number of the Firm Shares. Following delivery of an exercise notice on each day, if any, that Option Shares are to be purchased (an “Option Closing Date”), each Underwriter agrees, severally and not jointly, to purchase the number of Option Shares (subject to such adjustments to eliminate fractional shares as you may determine) that bears the same proportion to the total number of Option Shares to be purchased on such Option Closing Date as the number of Firm Primary Shares set forth in Schedule II hereto opposite the name of such Underwriter bears to the total number of Firm Primary Shares.

(d) If with respect to the Forward Shares, (i) any of the conditions to effectiveness of a Forward Sale Agreement set forth therein have not been satisfied at the Closing Date and; (ii) the Company has not performed all of the obligations required to be performed by it under this Agreement on or prior to the Closing Date; (iii) any of the conditions set forth in Section 5 hereof have not been satisfied on or prior to the Closing Date; or (iv) this Agreement shall have been terminated pursuant to Section 9 hereof at the Closing Date (clauses (i) through (iv), together, the “Conditions”), each Forward Counterparty, in its sole discretion, may elect not to (or in the case of the foregoing clause (iv), will not) borrow and deliver for sale to the Underwriters the Forward Shares, as applicable, deliverable by such Forward Counterparty hereunder. In addition, in the event that, a Forward Counterparty determines in good faith, after using commercially reasonable efforts, that, (A) the Forward Counterparty is unable to borrow and deliver for sale under this Agreement a number of shares of Common Stock equal to the number of Forward Shares or (B) such Forward Counterparty would incur a stock loan cost of more than a rate equal to 600 basis points per annum to do so, then, in each case, such Forward Counterparty shall only be required to deliver for sale to the Underwriters on the Closing Date the aggregate number of shares of Common Stock that the Forward Counterparty is able to so borrow at or below such cost. If the Forward Seller elects pursuant to this paragraph not to borrow and deliver for sale to the Underwriters the total number of Forward Shares on the Closing Date to be sold by it hereunder, then the Forward Seller shall notify the Company no later than 5:00 p.m., New York City time, on the business day prior to the Closing Date.

3. Public Offering. The Company and each Forward Counterparty are advised that the Underwriters propose to make a public offering of their respective portions of the Shares as soon after the Registration Statement and this Agreement have become effective as in your judgment is advisable. The Company and the Forward Counterparty are further advised by you that the Shares are to be offered to the public initially upon the terms set forth in the Prospectus.

4. Payment and Delivery. (a) Payment for the Firm Shares to be sold hereunder shall be made to the applicable Forward Counterparty, in the case of the Forward Shares, and the Company, in the case of the Firm Primary Shares and any Company Top-Up Initial Shares, in Federal or other funds immediately available in New York City on the closing date and time set forth in Schedule I hereto, or at such other time on the same or such other date, not later than the fifth business day thereafter, as may be designated in writing by you. The time and date of such payment are hereinafter referred to as the “Closing Date.”

(b) Payment for any Option Shares shall be made to the Company or the applicable Forward Counterparty, as applicable, in Federal or other funds immediately available in New York City on the date specified in the corresponding notice described in Section 2 or at such other time on the same or on such other date, in any event not later than the tenth business day thereafter, as may be designated in writing by you.

(c) The Firm Shares and the Option Shares shall be registered in such names and in such denominations as you shall request in writing not later than one full business day prior to the Closing Date or the applicable Option Closing Date, as the case may be for the respective accounts of the several Underwriters with any transfer taxes imposed on the transfer of the Shares to the Underwriters duly paid against payment of the Purchase Price therefor.

5. Conditions to the Underwriters’ and each Forward Counterparty’s Obligations. The several obligations of the Underwriters to purchase and pay for the Firm Shares on the Closing Date and the Option Shares that may be purchased on each Option Closing Date, and the obligations of each Forward Counterparty to sell and deliver the Forward Shares on the Closing Date are subject to the following conditions:

(a) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date and each Option Closing Date, as the case may be, there shall not have occurred:

(i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the securities of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act; and

(ii) there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Shares on the terms and in the manner contemplated in the Time of Sale Prospectus.

(b) The Underwriters and each Forward Counterparty, as applicable, shall have received on the Closing Date and on each Option Closing Date a certificate, dated such Closing Date or Option Closing Date, as the case may be, and signed by an executive officer of the Company, to the effect set forth in Section 1(bb)(i) above and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of such Closing Date or Option Closing Date, as the case may be, and that the Company has complied in all material respects with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before such Closing Date or such Option Closing Date, as the case may be. The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(c) The Underwriters and each Forward Counterparty, as applicable, shall have received on the Closing Date and on each Option Closing Date, as the case may be, an opinion and negative assurance letter of Wachtell Lipton Rosen & Katz, special counsel for the Company, dated such Closing Date or Option Closing Date, as the case may be, in form and substance reasonably satisfactory to the Underwriters.

(d) The Underwriters and each Forward Counterparty, as applicable, shall have received on the Closing Date and each Option Closing Date, as the case may be, an opinion of Vice President, Corporate and Securities Law for the Company, dated such Closing Date or Option Closing Date, as the case may be, in form and substance reasonably satisfactory to the Underwriters.

(e) The Underwriters and each Forward Counterparty, as applicable, shall have received on the Closing Date and each Option Closing Date an opinion and negative assurance letter of Davis Polk & Wardwell LLP, counsel for the Underwriters, dated such Closing Date or Option Closing Date, as the case may be, in form and substance satisfactory to the Underwriters.

The opinions of counsel for the Company described in Sections 5(c), 5(d) and 5(e) above shall be rendered to the Underwriters and each Forward Counterparty at the request of the Company and shall so state therein.

(f) The Underwriters shall have received, the date hereof and the Closing Date or each Option Closing Date, letters dated the date hereof or such Closing Date or Option Closing Date, as the case may be, in form and substance satisfactory to the Underwriters, from KPMG LLP (independent public accountants for the Company and Con-way Inc.) and Ernst & Young et Autres and Grant Thornton (independent auditors of Norbert Dentressangle S.A.), containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information of the Company, Con-way Inc. and Norbert Dentressangle S.A. contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than the date hereof.

(g) The “lock-up” agreements, each substantially in the form of Exhibit A hereto, between you, certain stockholders and all Section 16 officers and directors of the Company listed on Exhibit C relating to sales and certain other dispositions of shares of Common Stock or certain other securities, delivered to you on or before the date hereof, shall be in full force and effect on the Closing Date and each Option Closing Date, as the case may be.

(h) The Forward Sale Agreements shall be in full force and effect on the Closing Date.

(i) The Primary Shares, if any, to be issued and sold by the Company hereunder on the Closing Date or the relevant Option Closing Date, and the shares of Common Stock deliverable to each Forward Counterparty pursuant to the Forward Sale Agreement whether pursuant to Physical Settlement, Net Share Settlement, as a result of an Acceleration Event (as such terms are defined in the Forward Sale Agreements or otherwise, in each case, shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance).

(j) On the date hereof and on the Closing Date and on each Option Closing Date, the Underwriters shall have received a certificate, dated such date and signed by the Chief Financial Officer of the Company, substantially in the form of Exhibit D attached hereto.

6. Covenants of the Company. The Company covenants with each Underwriter as follows:

(a) To furnish to you, without charge, a signed copy of the Registration Statement (including exhibits thereto and documents incorporated by reference therein) and to deliver to each of the Underwriters during the period mentioned in Section 6(e) or 6(f) below, as many copies of the Time of Sale Prospectus, the Prospectus, any documents incorporated by reference therein and any supplements and amendments thereto or to the Registration Statement as you may reasonably request.

(b) Prior to the Closing Date, before amending or supplementing the Registration Statement, the Time of Sale Prospectus or the Prospectus, to furnish to you a copy of each such proposed amendment or supplement and not to file any such proposed amendment or supplement to which you reasonably object.

(c) To furnish to you a copy of each proposed free writing prospectus to be prepared by or on behalf of, used by, or referred to by the Company and not to use or refer to any proposed free writing prospectus to which you reasonably object.

(d) Not to take any action that would result in an Underwriter or the Company being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of the Underwriter that the Underwriter otherwise would not have been required to file thereunder.

(e) If the Time of Sale Prospectus is being used to solicit offers to buy the Shares at a time when the Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances, not misleading, or if any event shall occur or condition exist as a result of which the Time of Sale Prospectus conflicts with the information contained in the Registration Statement then on file, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Time of Sale Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to any dealer upon request, either amendments or supplements to the Time of Sale Prospectus so that the statements in the Time of Sale Prospectus as so amended or supplemented will not, in the light of the circumstances when the Time of Sale Prospectus is delivered to a prospective purchaser, be misleading or so that the Time of Sale Prospectus, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the Time of Sale Prospectus, as amended or supplemented, will comply with applicable law.

(f) If, during such period after the first date of the public offering of the Shares as in the opinion of counsel for the Underwriters the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is required by law to be delivered in connection with sales by an Underwriter or dealer, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the

Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to the dealers (whose names and addresses you will furnish to the Company) to which Shares may have been sold by you on behalf of the Underwriters and to any other dealers upon request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law.

(g) To endeavor to qualify the Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not so qualified or to take any action that would subject the Company to material taxation or service of process in any jurisdiction where it is not so subject as of the date hereof.

(h) To make generally available to the Company’s security holders and to you as soon as practicable an earnings statement covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the date of this Agreement which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder.

(i) Whether or not the transactions contemplated in the Transaction Documents are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the registration and delivery of the Shares under the Securities Act and all other fees or expenses incurred by it in connection with the preparation and filing of the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, any free writing prospectus prepared by or on behalf of, used by, or referred to by the Company and amendments and supplements to any of the foregoing, including the filing fees payable to the Commission relating to the Shares (within the time required by Rule 456(b)(1), if applicable), all printing costs associated therewith, and the mailing and delivering of copies thereof to the Underwriters and dealers, in the quantities hereinabove specified, (ii) all costs and expenses related to the transfer and delivery of the Shares to the Underwriters, including any transfer taxes imposed on such transfer, (iii) the cost of printing or producing any Blue Sky or Legal Investment memorandum in connection with the offer and sale of the Shares under state securities laws, all expenses in connection with the qualification of the Shares for offer and sale under state securities laws as provided in Section 6(g) hereof and in connection with the review and qualification of the offering of the Shares by the Financial Industry Regulatory Authority, if applicable, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection with such qualifications and in connection with the Blue Sky or Legal Investment memorandum;, provided that the Company shall not be required to pay any such costs that, together with the cost of printing or producing any Blue Sky or Legal Investment memorandum, not to exceed $10,000 in the aggregate; (iv) a (v) all costs and expenses incident to listing the Shares on the New York Stock Exchange (“NYSE”),(vi) the cost of printing certificates (if any) representing the Shares, (vii) the costs and charges of any transfer agent, registrar or depositary, (viii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Shares, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and 50% of the cost of any aircraft chartered in connection with the road show, (ix) the document production charges and expenses associated with printing the Transaction Documents and (x) all other costs and expenses incident to the performance of the obligations of the Company hereunder and under the Forward Sale Agreements for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 8 entitled “Indemnity and Contribution” and the last paragraph of Section 10 below, the Underwriters will pay all of their costs and expenses, including fees and disbursements of their counsel, stock transfer taxes payable on resale of any of the Shares by them and any advertising expenses connected with any offers they may make.

(j) If the third anniversary of the initial effective date of the Registration Statement occurs before all the Shares have been sold by the Underwriters, prior to the third anniversary to file a new shelf registration statement and to take any other action necessary to permit the public offering of the Shares to continue without interruption; references herein to the Registration Statement shall include the new registration statement declared effective by the Commission.

(k) If requested by the Managers, to prepare a final term sheet relating to the offering of the Shares, containing only information that describes the final terms of the offering in a form consented to by the Managers, such consent not to be unreasonably withheld, and to file such final term sheet within the period required by Rule 433(d)(5)(ii) under the Securities Act following the date the final terms have been established for the offering of the Shares.

(l) The Company also covenants with each Underwriter that, without the prior written consent of Morgan Stanley & Co. LLC with the authorization to release this lock-up on behalf of the Underwriters, it will not, during the restricted period set forth in Schedule I hereto, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common

Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) file any registration statement with the Commission relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock. The foregoing sentence shall not apply to (a) the Shares to be sold hereunder, (b) the issuance by the Company of shares of Common Stock upon the exercise of an option or warrant or the conversion of or exchange for a security outstanding on the date hereof, (c) the issuance by the Company of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock in connection with any bona fide merger, acquisition, business combination or other strategic or commercial relationship, to a third party or a group of third parties, provided that such party or parties agree (or have already agreed as of the date hereof) to restrictions substantially similar to those described in clauses (1) and (2) above, the term of which restrictions shall not expire prior to the expiration of the restricted period referred to in this paragraph, (d) the issuance by the Company of any shares of Common Stock or options to purchase Common Stock granted pursuant to existing employee benefit plans of the Company, (e) the issuance by the Company of any shares of Common Stock or options to purchase Common Stock granted pursuant to existing nonemployee director stock plans of the Company, (f) the filing of any registration statement on Form S-8 in respect of any employee benefit plan in effect on the date hereof, (g) transactions under or pursuant to the Forward Sale Agreements, including the transfer of Common Stock to the Forward Counterparty in connection therewith, or (h) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that such plan does not provide for the transfer of Common Stock during the restricted period referred to in this paragraph and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the Company.

(m) The Company will not directly or indirectly use the proceeds of the offering of the Shares hereunder, or lend, contribute or otherwise make available such proceeds to a subsidiary, joint venture partner or other person or entity (i) to, in violation of law, fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject of target of Sanctions, (ii) to fund or facilitate any activities of or business in any territory that is the subject of Sanctions, except to the extent permitted for a Person required to comply with Sanctions or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

7. Covenants of the Underwriters and each Forward Counterparty. Each Underwriter and the Forward Counterparty severally covenants with the Company not to take any action that would result in the Company being required to file with the Commission under Rule 433(d) a free writing prospectus prepared by or on behalf of such Underwriter or Forward Counterparty, as applicable, that otherwise would not be required to be filed by the Company thereunder, but for the action of such Underwriter or Forward Counterparty.

8. Indemnity and Contribution. (a) The Company agrees to indemnify and hold harmless each Forward Counterparty, each Underwriter, and each person, if any, who controls any Underwriter or such Forward Counterparty within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and each affiliate of any Underwriter or of the Forward Counterparty within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus, the Time of Sale Prospectus or any amendment or supplement thereto, any issuer free writing prospectus as defined in Rule 433(h) under the Securities Act, any Company information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, any “road show” as defined in Rule 433(h) under the Securities Act (a “road show”), or the Prospectus or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter through you expressly for use therein it being understood and agreed that the only such information is that as described in Section 8(b) hereof.

(b) Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers who sign the Registration Statement, each Forward Counterparty and each of their directors and officers, and each person, if any, who controls, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, the Company or a Forward Counterparty to the same extent as the indemnity from the Company contained in Section 8(a), but only with reference to information relating to such Underwriter furnished to the Company in writing by such Underwriter through you expressly for use in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus or any amendment or supplement thereto, any issuer free writing prospectus, road show, or the Prospectus or any amendment or supplement thereto, it being understood and agreed upon that the only such information furnished by any Underwriter consists of the following information in the Prospectus furnished on behalf of each Underwriter: the concession figure appearing under the caption “Underwriting” in the twelfth paragraph, and the information in the twenty third paragraph (describing stabilization transactions) under the caption “Underwriting”.

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the reasonable and documented fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Managers authorized to appoint counsel under this Section set forth in Schedule I hereto, in the case of parties indemnified pursuant to Section 8(a), and by the Company, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested that an indemnifying party reimburse the indemnified party for fees and expenses of counsel as contemplated by this paragraph, the indemnifying party shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 90 days after receipt by the indemnifying party of such request and (ii) the indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d) To the extent the indemnification provided for in Section 8(a) or Section 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand (which benefits shall include the proceeds to be received by the Company pursuant to the Forward Sale Agreements in each case assuming full Physical Settlement (as such term is defined in the Forward Sale Agreements) of the Forward Sale Agreements), and the Underwriters and the Forward Counterparties on the other hand from the offering of the Shares or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Company on the one hand and of the Underwriters and

Forward Counterparties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Shares shall be deemed to be in the same respective proportions as (x) in the case of the Company, the net proceeds from the offering of the Shares (before deducting expenses) received by the Company (such net proceeds shall include the proceeds to be received by the Company pursuant to the Forward Sale Agreements, in each case assuming full Physical Settlement (as such term is defined in the Forward Sale Agreement) of the Forward Sale Agreements), (y) in the case of the Underwriters, the total underwriting discounts and commissions received by the Underwriters bear to the aggregate initial public offering price of the Shares set forth in the Prospectus, and (z) in the case of the Forward Counterparty, the spread received by the Forward Counterparties under the Forward Sale Agreements bear to the aggregate offering price of the Shares. The relative fault of the Company on the one hand and the Forward Counterparties and the Underwriters on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Underwriters’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective number of Shares they have purchased hereunder, and not joint.

(e) The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any documented legal or other out-of-pocket expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f) The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Underwriter, any person controlling any Underwriter or any affiliate of any Underwriter or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Shares.

9. Termination. The Underwriters may terminate this Agreement by notice given by you to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the NYSE, the NASDAQ Global Market, the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in your judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Shares on the terms and in the manner contemplated in the Time of Sale Prospectus or the Prospectus.

10. Effectiveness; Defaulting Underwriters. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date or an Option Closing Date, as the case may be, any one or more of the Underwriters shall fail or refuse to purchase Shares that it has or they have agreed to purchase hereunder on such date, and the aggregate number of Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate number of the Shares to be purchased on such date, the other Underwriters shall be obligated severally in the proportions that the number of Firm Primary Shares set forth opposite their respective names in Schedule II bears to the aggregate number of Firm Primary Shares set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as you may specify, to purchase the Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the number of Shares that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one-ninth of such number of Shares without the written consent of such Underwriter. If, on the Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Firm Shares and the aggregate number of Firm Shares with respect to which such default occurs is more than one-tenth of the aggregate number of Firm Shares to be purchased on such date, and arrangements satisfactory to you and the Company for the purchase of such Firm Shares are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or the Company. In any such case either you or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement, in the Time of Sale Prospectus, in the Prospectus or in any other documents or arrangements may be effected. If, on an Option Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Option Shares and the aggregate number of Option Shares with respect to which such default occurs is more than one-tenth of the aggregate number of Option Shares to be purchased on such Option Closing Date, the non-defaulting Underwriters shall have the option to (i) terminate their obligation hereunder to purchase the Option Shares to be sold on such Option Closing Date or (ii) purchase not less than the number of Option Shares that such non-defaulting Underwriters would have been obligated to purchase in the absence of such default. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

If this Agreement shall be terminated by the Underwriters, or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Underwriters and each Forward Counterparty or such Underwriters as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Underwriters and each Forward Counterparty in connection with this Agreement or the offering contemplated hereunder, or the Forward Sale Agreements or the transactions contemplated thereunder.

11. Issuance and Sale by the Company. (a) In the event that (i) a Forward Counterparty elects not to borrow Shares pursuant to Section 2(d) hereof, or (ii) a Forward Counterparty determines in good faith, after using commercially reasonable efforts, that (A) such Forward Counterparty is unable to borrow and deliver for sale under this Agreement a number of shares of Common Stock equal to the number of Forward Shares, or (B) such Forward Counterparty would incur a stock loan cost of more than a rate equal to 600 basis points per annum to do so, then, upon notice by such Forward Counterparty to the Company (which notice shall be delivered no later than 5:00 p.m., New York City time, on the business day immediately preceding the Closing Date or any Option Closing Date, as the case may be), the Company shall issue and sell to the Underwriters, pursuant to Section 2 hereof, in whole but not in part, an aggregate number of shares of Common Stock equal to the number of Forward Shares otherwise deliverable by the applicable Forward Counterparty hereunder that such Forward Counterparty is not required to so deliver and sell to the Underwriters. In connection with any such issuance and sale by the Company, the Company or the Representatives shall have the right to postpone the Closing Date for one business day in order to effect any required changes in any documents or arrangements. Any shares of Common Stock sold by the Company to the Underwriters pursuant to this Section 11(a) in lieu of any Forward Shares are referred to herein as the “Company Top-Up Initial Shares.”

(b) A Forward Counterparty shall not have any liability whatsoever for any Forward Shares that the Forward Counterparty does not deliver and sell to the Underwriters or any other party if (i) all of the Conditions with respect to the Forward Counterparty are not satisfied on or prior to the Closing Date, and such Forward Counterparty validly elects pursuant to Section 2(d) hereof not to deliver and sell to the Underwriters the Forward Shares deliverable by the Forward Counterparty hereunder, or (ii) such Forward Counterparty or its affiliate is unable, acting in good faith after using commercially reasonable efforts, to borrow or deliver for sale under this Agreement at the Closing Date, a number of shares of Common Stock equal to the number of Forward Shares deliverable by the Forward Counterparty hereunder or (iii) such Forward Counterparty determines in good faith after using commercially reasonable efforts, either that it is impracticable to do so or that the Forward Counterparty would incur a stock loan cost of more than a rate equal to 600 basis points per annum to do so (it being understood that the foregoing exclusion of liability shall not apply in the case of fraud and/or any intentional misconduct).

12. Entire Agreement. (a) This Agreement and the Forward Sale Agreements, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement and the Forward Sale Agreements) that relate to the offering of the Shares or the transactions contemplated under the Forward Sale Agreements, represent the entire agreement among the respective parties thereto with respect to the preparation of any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, the conduct of the offering, and the purchase and sale of the Shares and the transactions contemplated under the Forward Sale Agreements.

(b) The Company acknowledges that in connection with the offering of the Shares: (i) the Underwriters and the Forward Counterparties have each acted on arm’s length, are not agents of, and owe no fiduciary duties to, the Company or any other person, (ii) the Underwriters and the Forward Counterparties owe the Company only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement or the Forward Sale Agreements), if any, and (iii) the Underwriters and the Forward Counterparties may have interests that differ from those of the Company. The Company waives to the full extent permitted by applicable law any claims it may have against the Underwriters and the Forward Counterparties arising from an alleged breach of fiduciary duty in connection with the offering of the Shares.

(c) This Agreement may not be amended or modified unless in writing by all of the parties hereto.

12. Parties in Interest. This Agreement shall inure solely to the benefit of the Company, the Underwriters and the Forward Counterparties, and to the extent provided in Section 8 hereof, the officers and directors of the Company and persons who control the Company, the Underwriters and the Forward Counterparties, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

13. Compliance with USA Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

14. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

15. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

16. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

17. Notices. All communications hereunder shall be in writing and effective only upon receipt and if to the Underwriters shall be delivered, mailed or sent to you at the address set forth in Schedule I hereto; and if to the Company shall be delivered, mailed or sent to the address set forth in Schedule I hereto.

If the foregoing is in accordance with the Underwriters’ and the Forward Counterparties’ understanding of our agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement among the Company, the Forward Counterparties and the several Underwriters in accordance with its terms.

Very truly yours, XPO LOGISTICS, INC.

By:	/s/ Karlis P. Kirsis
Name: Karlis P. Kirsis
Title: Senior Vice President, Corporate Counsel

[Signature Page to Underwriting Agreement (Company)]

Accepted as of the date hereof

Morgan Stanley & Co. LLC

J.P. Morgan Securities LLC

Acting on behalf of themselves and the several Underwriters named in Schedule II hereto.

By:	Morgan Stanley & Co. LLC

By:	/s/ Lauren Garcia Belmonte
Name: Lauren Garcia Belmonte
Title: Executive Director

By:	J.P. Morgan Securities LLC

By:	/s/ N. Goksu Yolac
Name: N. Goksu Yolac
Title: Managing Director

[Signature Page to Underwriting Agreement (Underwriter)]

Accepted as of the date hereof

Morgan Stanley & Co. LLC

J.P. Morgan Securities LLC

Acting on behalf of themselves as Forward Counterparties.

By:	Morgan Stanley & Co. LLC

By:	/s/ Scott Pecullan
Name: Scott Pecullan

By:	J.P. Morgan Securities LLC, as agent for JPMorgan Chase Bank, National Association, London Branch

By:	/s/ Nurten Goksu Yolac
Name: Nurten Goksu Yolac

[Signature Page to Underwriting Agreement (Forward Counterparty)]

SCHEDULE I

Managers:	Morgan Stanley & Co. LLC J.P. Morgan Securities LLC

Managers authorized to release lock-up under Section 6:	Morgan Stanley & Co. LLC

Managers authorized to appoint counsel under Section 8(c):	Morgan Stanley & Co. LLC

Registration Statement File No.:	333-219312

Time of Sale Prospectus

1.     Prospectus dated July 17, 2017 relating to the Shelf Securities

2.     The preliminary prospectus supplement dated July 17, 2017 relating to the Shares

3.     The Pricing Term Sheet set forth in Exhibit A to this Schedule I

Company Lock-up Restricted Period:	The period ending 60 days after the date of the Prospectus

Title of Shares to be purchased:	Common stock, par value $0.001 per share

Number of Firm Primary Shares:	5,000,000

Number of Option Shares	1,650,000

Purchase Price:	$58.08 a share

Initial Public Offering Price	$60.50 a share

Selling Concession:	$1.4520 a share

Closing Date and Time:	July 25, 2017 at approximately 10:00 a.m. (New York time)

Closing Location:	Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017

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Address for Notices to Underwriters:

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Attention: Equity Syndicate Desk, with

a copy to the Legal Department

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Attention: Equity Syndicate Desk

Address for Notices to the Company:	Senior Vice President, Corporate Counsel XPO Logistics, Inc. Five American Lane Greenwich, Connecticut 06831 Attention: General Counsel

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EXHIBIT A TO SCHEDULE I

Pricing Term Sheet

Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated July 19, 2017

Registration Statement No. 333-219312

XPO Logistics, Inc.

11,000,000 Shares

The following information supplements the Preliminary Prospectus Supplement dated July 17, 2017 (the “Preliminary Prospectus Supplement”).

Issuer:	XPO Logistics, Inc.

Shares of common stock offered by the Issuer:	5,000,000 shares of our common stock (or 6,650,000 shares of our common stock if the underwriters’ option to purchase additional shares is exercised in full).

Shares of common stock offered by the Forward Counterparties:	6,000,000 shares of our common stock

Public Offering Price:	$60.50 per share

Joint Bookrunners:

Morgan Stanley & Co. LLC

J.P. Morgan Securities LLC

Barclays Capital Inc.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Credit Suisse Securities (USA) LLC

Co-managers:

KeyBanc Capital Markets Inc.

Oppenheimer & Co. Inc.

Raymond James & Associates, Inc.

Stifel, Nicolaus & Company, Incorporated

Cowen and Company, LLC

HSBC Securities (USA) Inc.

Credit Agricole Securities (USA) Inc.

Macquarie Capital (USA) Inc.

Wolfe Research Securities, LLC

Seaport Global Securities, LLC

Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

We have been advised by the underwriters that on July 19, 2017, one of the underwriters purchased, on behalf of the syndicate, 85,255 shares of the Issuer’s common stock at an average price of $60.4917 per share in stabilizing transactions in accordance with Regulation M.

I-A-1

The issuer has filed a registration statement (including a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying base prospectus if you request them from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014 or by telephone at (866) 718-1649 or JP. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204.

I-A-2

SCHEDULE II

Underwriter	Number of Firm Primary Shares To Be Purchased	Number of Forward Shares To Be Purchased

Morgan Stanley & Co. LLC	1,500,000	1,800,000

J.P. Morgan Securities LLC	1,200,000	1,440,000

Barclays Capital Inc.	291,000	349,200

Citigroup Global Markets Inc.	291,000	349,200

Deutsche Bank Securities Inc.	291,000	349,200

Merrill Lynch, Pierce, Fenner & Smith Incorporated	291,000	349,200

Credit Suisse Securities (USA) LLC	291,000	349,200

KeyBanc Capital Markets Inc.	110,000	132,000

Oppenheimer & Co. Inc.	110,000	132,000

Raymond James & Associates, Inc.	110,000	132,000

Stifel, Nicolaus & Company, Incorporated	110,000	132,000

Cowen and Company, LLC	110,000	132,000

HSBC Securities (USA) Inc.	65,000	78,000

Credit Agricole Securities (USA) Inc.	65,000	78,000

Macquarie Capital (USA) Inc.	65,000	78,000

Wolfe Research Securities, LLC	50,000	60,000

Seaport Global Securities, LLC	50,000	60,000

Total:	5,000,000	6,000,000

Forward Counterparty	Number of Forward Shares
Morgan Stanley & Co. LLC	3,000,000

II-1

J.P. Morgan Chase Bank, National Association, London Branch	3,000,000

Total:	6,000,000

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EXHIBIT A

FORM OF LOCK-UP LETTER

                        , 2017

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Ladies and Gentlemen:

The undersigned understands that Morgan Stanley & Co. LLC (the “Release Agent”) and J.P. Morgan Securities LLC (collectively with the Release Agent, the “Managers”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with XPO Logistics, Inc., a Delaware corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters, including the Managers (collectively, the “Underwriters”), of shares (the “Shares”) of the common stock, par value $0.001 per share, of the Company (the “Common Stock”).

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of the Release Agent on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 90 days after the date of the final prospectus relating to the Public Offering (the “Prospectus”, and the date of such Prospectus, the “Public Offering Date”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to:

(a) transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift, provided that (i) each donee shall sign and deliver a lock-up letter substantially in the form of this letter and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the restricted period referred to in the foregoing sentence,

(b) distributions of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to limited partners, members or stockholders of the undersigned, provided that each distributee shall sign and deliver a lock-up letter substantially in the form of this letter, or

(c) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that such plan does not provide for the transfer of Common Stock during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the undersigned or the Company.

In addition, the undersigned agrees that, without the prior written consent of the Release Agent on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 90 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

The undersigned understands that the Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

This agreement shall lapse and become null and void, and the undersigned shall be released from all obligations under this agreement if the Public Offering Date shall not have occurred on or before August 1, 2017, or if the Underwriting Agreement (other than the provisions thereof that survive termination) shall terminate or be terminated prior to payment for, and delivery of, the Shares.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

[Remainder of page intentionally left blank]

Very truly yours,
(Name of Stockholder – Please Print)
(Signature)
Address:

EXHIBIT C

LOCK-UP SIGNATORIES

All Section 16 Officers and Directors:

Bradley S. Jacobs

Gena L. Ashe

Louis DeJoy

Michael G. Jesselson

Adrian P. Kingshott

Jason D. Papastavrou

Oren G. Shaffer

Troy A. Cooper

John J. Hardig

Scott B. Malat

Mario A. Harik

Lance A. Robinson

Shareholders:

Jacobs Private Equity, LLC

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EXHIBIT D

Form of CFO Certificate

XPO LOGISTICS, INC.

CHIEF FINANCIAL OFFICER’S CERTIFICATE

[Pricing Date][Closing date], 2017

Pursuant to Section 5(j) of the Underwriting Agreement (the “Underwriting Agreement”), dated as of July 19, 2017, between XPO Logistics, Inc., a Delaware corporation (the “Company”), and Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters, I, John Hardig, do hereby certify that I am Chief Financial Officer of the Company, and, in my capacity as such, do hereby certify on behalf of the Company and not in my individual capacity that, as of the date hereof:

1.	I am furnishing this certificate in connection with the offering of 11,000,000 shares of common stock as described in the Time of Sale Prospectus (as defined in the Underwriting Agreement).

2.	I am knowledgeable with respect to the accounting records and internal accounting practices, policies, procedures and controls of the Company and its subsidiaries and have responsibility for financial and accounting matters with respect to the Company and its subsidiaries.

3.	I have carefully reviewed each of the items identified by you and marked with an “A” on certain pages of the Time of Sale Prospectus attached hereto as Attachment A (the “A-Certified Information”). I hereby certify that the A-Certified Information (a) is prepared on a basis substantially consistent with the latest audited financial statements of the Company included or incorporated by reference in the Time of Sale Prospectus, (b) is derived from the accounting books and records of the Company, and (c) fairly presents, in all material respects, the financial performance or position of the Company as of and for the six-month period ended June 30, 2017.

4.	I have carefully reviewed each of the items identified by you and marked with a “B” on certain pages of the Time of Sale Prospectus attached hereto as Attachment B (the “B-Certified Information “). I hereby certify that the B-Certified Information (a) is derived from the accounting records of Norbert Dentressangle SA, New Breed Holding Company, and Pacer International, Inc., as the case may be, and (b) is accurate in all material respects.

All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Underwriting Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Officer’s Certificate on behalf of the Company as of the date first written above.

XPO LOGISTICS, INC.

By:
Name: John Hardig
Title: Chief Financial Officer

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